SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

U.S. Investment Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Government Employees Insurance Company

Mount Vernon Fire Insurance Company

United States Liability Insurance Company

GEICO Indemnity Company

GEICO Casualty Company

BHG Life Insurance Company

Berkshire Hathaway Specialty Insurance Company

Berkshire Hathaway Life Insurance Company of Nebraska